Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com PRESS RELEASE
Penson to Acquire Ridge Clearing Contracts from Broadridge;
Enters into Outsourcing Arrangement with Broadridge for Technology Services and Selected Processing Functions;
Both Companies to Offer Each Other’s Services
Penson Will Become No. 2 Clearer in US by Correspondent Count, Significantly Increase Revenues and Margins

Penson Reports Results for 3rd Quarter Ended Sept. 30, 2009
DALLAS, Texas, November 2, 2009 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement, custody and technology products and services to the global financial services industry, announced it has entered into a global strategic relationship with Broadridge Financial Solutions, Inc. (NYSE: BR) that is expected to significantly expand revenues and margins of Penson’s securities clearing and execution businesses.
The relationship is based on a series of agreements that involve: (1) Penson acquiring the clearing contracts of Broadridge’s Ridge correspondent clearing and execution business for consideration in the form of a promissory note and stock; (2) if needed, Broadridge providing certain financing; (3) Broadridge supplying technology and certain processing functions on an outsourced basis for Penson’s US, Canadian and UK securities clearing brokers; and (4) the two companies offering each other’s services to various customers and prospects on a global basis.
“We see this as a ‘game changer’ for Penson,” said Penson co-founders, CEO Philip A. Pendergraft and President Daniel P. Son. “We will add significantly to our correspondent and revenue base, and improve our scale and operating leverage, leading to higher overall margins. This is an important step towards our vision of building the pre-eminent independent clearing and execution services firm.”
With over $2.1 billion in revenues in fiscal year 2009 and more than 40 years of experience, Broadridge (www.broadridge.com) of Lake Success, NY is a leading global provider of technology-based solutions to the financial services industry.
For Immediate Release

PENSON-BROADRIDGE TRANSACTION & PENSON 3Q09 RESULTS
AGREEMENT HIGHLIGHTS
Acquisition: Penson will acquire the clearing contracts of the Ridge clearing business for approximately $60-70 million. This business, for the fiscal year ended June 30, 2009, had approximately $75 million in annualized net revenues, more than 100 correspondents, and approximately $1.0 billion in customer balances, consisting of segregated cash, and margin and stock loans. The transaction will make Penson the nation’s No. 2 securities clearing firm based on a total of approximately 400 correspondents, and increase net revenues and customer interest earning balances by 20-25% and 15-18%, respectively.
Payment & Financing: Penson will pay Broadridge a portion of the purchase price in stock equal to the lesser of (i) the number of shares of common stock equal to one third of the Purchase Price as determined at closing, (ii) the number of shares of common stock equal to 9.9% of the issued and outstanding shares of Penson immediately prior to the closing, or (iii) 2,517,451 shares of common stock. Broadridge will provide financing for the balance in the form of a seller note to be issued by Penson. In addition, Penson expects to raise additional regulatory capital, currently estimated at approximately $50 million, to support the Ridge business after closing. If Penson has not otherwise raised this additional capital by closing, it may borrow this amount from Broadridge.
Outsourcing: Penson has entered into a 10-year contract with Broadridge, which will take effect at closing, for the outsourcing of back office technology services and certain securities processing functions. Broadridge will charge Penson to service Ridge correspondents, based on their contractual revenue run rate at the time of closing. Outsourcing these functions to Broadridge is expected to enable Penson to save more than 20% on the technology and services outsourced from Penson’s existing securities clearing operations in the US, Canada and the UK.
The benefit of the larger scale provided by Broadridge is expected to enhance margins post conversion and position Penson for further margin expansion as its business continues to grow. In addition, Broadridge offers a unique bundle of tightly integrated global services enabling Penson to offer more value to its existing and future securities clearing correspondents. It is anticipated that Penson’s existing operations will begin converting to the Broadridge solutions in the third quarter of 2010, and be completed by the end of 2011.
Sales: Broadridge will enter into a joint selling agreement with Penson and refer correspondents seeking securities clearing services to Penson. In turn, Penson will refer to Broadridge prospects interested in key outsourcing services provided by Broadridge.
Approvals & Closing: The transactions have been approved by the Boards of both companies and Penson’s bank group; are subject to customary closing conditions, including regulatory and other approvals; and are expected to close within six months. At closing, the final purchase price will be adjusted based on the accepted correspondents’ contractual annualized revenue run rate at the time.

PENSON-BROADRIDGE TRANSACTION & PENSON 3Q09 RESULTS
BENEFIT HIGHLIGHTS
The agreement is expected to provide Penson with significant financial and strategic benefits, according to Messrs. Pendergraft and Son.
Increasingly Accretive to Earnings and Cash Flow: “Our plan is that this transaction should be modestly accretive to EPS in the year following closing, depending on the final cost of financing, with the impact increasing as the conversion process is completed,” said Mr. Pendergraft. “From a cash flow perspective, we expect the transaction to be even more meaningful, providing an estimated $6-10 million in incremental positive cash flow during the first year, increasing to an estimated $15-20 million by the third year.”
Diversifies Correspondent Base: “The majority of our correspondents serve technology-enabled active retail and professional traders,” said Mr. Son. “On the other hand, Ridge correspondents are focused more in the traditional retail and institutional arena.”
Enhances Industry Offerings: “Outsourcing to Broadridge will enable Penson to fully serve two major segments of the brokerage industry,” Mr. Son added. “Penson already has excellent products and services for execution and technology oriented correspondents, while Broadridge will provide us with best of class capabilities for asset gatherers, including wealth management tools for the growing registered investment advisor (RIA) business.”
Facilitates Expansion: “By outsourcing certain securities processing functions to Broadridge, Penson will be able to focus more on customer-facing, value added, internal and third party products and services,” said Mr. Son. “All of this, plus gaining a well-respected strategic partner and new stockholder, should facilitate Penson’s expansion in both existing and new markets.”
J.P. Morgan Securities Inc. is acting as financial advisor to Penson Worldwide, Inc.
THIRD QUARTER 2009 RESULTS
Penson announced net revenues of $72.2 million, net income of $3.9 million and diluted earnings per common share of $0.15 for the third quarter ended September 30, 2009.
“Net revenues declined $4.3 million from the second quarter largely due to external factors, causing us to miss our third quarter financial targets,” said Mr. Pendergraft. “Net interest revenues from customer balances declined $2.6 million, primarily due to a change in mix and lower interest rates earned on deposits in money market accounts. Clearing and commission fees declined $1.3 million due to lower trading volumes in equities and higher margin futures, which were partially offset by strong options volumes.”
“Even so, we continued to set the stage for future growth,” added Mr. Pendergraft. “Operating expenses (excluding interest expense on long term debt) fell 6% year over year and 3% on a sequential quarter basis. We received approval to launch our Australian clearing business, with our first correspondent expected to convert shortly. Our new institutional FX offering for correspondents is gaining traction, with the formal launch of our retail platform scheduled for the fourth quarter. We continued to improve the quality of our correspondent base without affecting revenues. Average interest earning customer balances hit a record $5.4 billion, up 12.5% from the second quarter, reflecting growth from existing correspondents, continued rebounds in margin and stock lending, and new business.”

PENSON-BROADRIDGE TRANSACTION & PENSON 3Q09 RESULTS
Additional Analysis (on a sequential quarter basis)
•	“Other” revenues of $12.6 million increased 6%, reflecting continued expansion of Penson’s execution services business.

•	Technology revenues of $6.3 million fell 3%, as a large license agreement ended in August, as anticipated.

•	Penson’s average balance of excess customer segregated funds in FDIC-insured bank accounts increased 54%, to $2.0 billion.

•	Contractually required minimum payments to certain correspondents exceeded Penson’s earnings on end customer deposits in money market accounts late in the quarter, resulting in an expense of $115,000, versus net interest revenue of $1.0 million in the second quarter. Subsequent to the third quarter, Penson made substantial progress renegotiating these contracts.

•	Net interest revenue from conduit stock lending declined $0.9 million, to $1.3 million reflecting a lower spread of 0.75%, as demand for hard to borrow securities subsided, as anticipated, partially offset by a 6.3% increase in average balances.

•	Interest expense was higher, reflecting increased long-term debt (from the June 2009 convertible notes financing and bank credit agreement), supplying capital to support future growth.
New Business
At September 30, 2009, Penson had 287 revenue generating correspondents compared with 294 at the end of the June 2009 quarter and 300 at the end of the year ago quarter. Due to Penson’s concentration on increasing the quality of the firms it serves, the impact on revenues of this reduction was not meaningful. Securities clearing operations in the US, Canada and UK totaled 244 correspondents, compared to 258 in the year ago quarter. Penson GHCO futures operations served 43 introducing brokerage firms, compared to 42 in the year ago quarter.
Not reflected in the above numbers is a “pipeline” of 27 new correspondents that are expected to begin contributing to revenue in the fourth quarter of 2009 and the first quarter of 2010.
CONFERENCE CALL
Penson will host a conference call Tuesday, November 3, 2009, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss the Broadridge transaction and 2009 third quarter results. The call will be accessible live via a webcast on the Penson Investor Relations section of www.penson.com. A webcast replay will be available shortly thereafter.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Financial Services Australia Pty Ltd and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.

PENSON-BROADRIDGE TRANSACTION & PENSON 3Q09 RESULTS
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian ATSs. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Penson Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Penson Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, ayemma@intermarket.com, or Erica Fidel, 212-754-5448, efidel@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 3Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Clearing and commission fees	$36,911	$40,215	$110,219	$114,076
Technology	6,266	6,190	18,383	16,089
Interest, gross	25,096	47,250	77,973	140,662
Other	12,551	11,267	35,837	32,344

Total revenues	80,824	104,922	242,412	303,171
Interest expense from securities operations	8,601	25,620	26,951	79,061

Net revenues	72,223	79,302	215,461	224,110

Expenses
Employee compensation and benefits	27,204	28,197	85,321	86,497
Floor brokerage, exchange and clearance fees	8,544	8,568	24,719	21,063
Communications and data processing	11,745	10,274	33,870	29,041
Occupancy and equipment	7,422	7,810	22,032	22,125
Other expenses	7,652	11,507	24,533	27,795
Interest expense on long-term debt	3,480	885	6,041	3,047

	66,047	67,241	196,516	189,568

Income before income taxes	6,176	12,061	18,945	34,542
Income tax expense	2,309	4,583	7,275	13,085

Net income	$3,867	$7,478	$11,670	$21,457

Earnings per share — basic	$0.15	$0.30	$0.46	$0.85

Earnings per share — diluted	$0.15	$0.29	$0.46	$0.84

Weighted average common shares outstanding — basic	25,411	25,108	25,334	25,227
Weighted average common shares outstanding — diluted	25,765	25,811	25,570	25,517

PENSON 3Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and cash equivalents	$146,525	$38,825
Cash and securities — segregated under federal and other regulations	3,345,945	2,383,948
Receivable from broker-dealers and clearing organizations	435,864	318,278
Receivable from customers, net	1,418,348	687,194
Receivable from correspondents	109,344	135,092
Securities borrowed	1,299,345	964,080
Securities owned, at fair value	281,655	429,531
Deposits with clearing organizations	443,287	327,544
Property and equipment, net	34,776	28,428
Other assets	399,404	226,275

Total assets	$7,914,493	$5,539,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$415,573	$345,094
Payable to customers	5,396,852	3,575,401
Payable to correspondents	276,120	161,422
Short-term bank loans	363,406	130,846
Notes payable	113,605	75,000
Securities loaned	885,120	842,034
Securities sold, not yet purchased, at fair value	71,245	48,383
Accounts payable, accrued and other liabilities	99,949	96,548

Total liabilities	7,621,870	5,274,728

Stockholders’ Equity
Total stockholders’ equity	292,623	264,467

Total liabilities and stockholders’ equity	$7,914,493	$5,539,195

PENSON 3Q09 RESULTS
Penson Worldwide, Inc.
Supplemental Data

						Nine Months
	Three Months Ended					Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	September 30,
(in thousands)	2008	2008	2009	2009	2009	2009
Interest revenue
Interest on asset based balances	$28,662	$17,335	$15,766	$20,414	$18,656	$54,836
Interest on conduit borrows	16,921	6,296	4,891	9,388	6,555	20,834
Money market	1,667	1,464	1,379	1,039	(115)	2,303

Total interest revenue	47,250	25,095	22,036	30,841	25,096	77,973
Interest expense
Interest expense on liability based balances	11,860	7,129	4,099	3,690	3,366	11,155
Interest on conduit loans	13,760	4,509	3,447	7,114	5,235	15,796

Total interest expense	25,620	11,638	7,546	10,804	8,601	26,951
Net interest revenue	$21,630	$13,457	$14,490	$20,037	$16,495	$51,022

Average daily balance (1)
Interest earning average daily balance	$4,953,260	$4,296,705	$4,450,567	$4,796,250	$5,395,192	$4,880,670
Interest paying average daily balance	4,110,895	3,744,894	4,063,743	4,350,120	4,760,552	4,391,472
Conduit borrow	2,180,813	773,694	617,165	656,539	697,698	657,134
Conduit loan	2,171,518	762,266	614,609	655,171	695,567	655,116

Average interest rate on balances (1)
Interest earning average daily balance	2.31%	1.61%	1.42%	1.70%	1.38%	1.50%
Interest paying average daily balance	1.15%	0.76%	0.40%	0.34%	0.28%	0.34%

Spread	1.16%	0.85%	1.02%	1.36%	1.10%	1.16%
Conduit borrow	3.10%	3.26%	3.17%	5.72%	3.76%	4.23%
Conduit loan	2.53%	2.37%	2.24%	4.34%	3.01%	3.21%

Spread	0.57%	0.89%	0.93%	1.38%	0.75%	1.02%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Fed rate
Average	2.00%	1.06%	0.25%	0.25%	0.25%	0.25%
Ending	2.00%	0.25%	0.25%	0.25%	0.25%	0.25%